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                   [Donaldson, Lufkin & Jenrette Letterhead]

                                                                November 2, 1998

Board of Directors

Gryphon Holdings Inc.
30 Wall Street
New York, New York 10005

Members of the Board:

     We understand that MG Acquisition Corp. ("Purchaser"), a Delaware corporation and a wholly owned subsidiary of Markel Corporation ("Parent"), has made a tender offer to purchase all outstanding shares of common stock, par value $0.01 per share ("Common Stock") of Gryphon Holdings Inc. (the "Company"), including the associated preferred stock purchase rights, for $18.00 per share, net to the seller in cash, without interest thereon (the "Markel Offer"). The terms and conditions of the Markel Offer are set forth in more detail in the Offer to Purchase dated October 20, 1998, and the related Letter of Transmittal (together, the "Offer to Purchase").

     You have asked us to render our opinion with respect to the adequacy, from a financial point of view, to the Company's shareholders (other than Parent and its affiliates) of the consideration offered in the Markel Offer.

     In arriving at our opinion, we have reviewed the Offer to Purchase and the related Tender Offer Statement on Schedule 14D-1 filed by the Parent and the Purchaser with the Securities and Exchange Commission (the "Commission") and the draft dated November 2, 1998 of the Solicitation/Recommendation Statement on
Schedule 14D-9 which we understand will be filed by the Company with the Commission. We also have reviewed financial and other information that was publicly available or furnished to us by the Company including information provided during discussions with management. Included in the information provided during discussions with management was certain financial projections of the Company for the period beginning June 30, 1998 and ending December 31, 2003 prepared by the management of the Company. In addition, we have considered various discussions with third parties with respect to such third parties' potential interest in an acquisition of all or part of the Company or other strategic transaction involving the Company. We have also compared certain financial and securities data of the Company with various other companies whose securities are traded in public markets, reviewed the historical stock prices of the Common Stock, compared prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

     In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company or its representatives, or that was otherwise reviewed by us. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgements of the management of the Company as to the future operating and financial performance of the Company. We have not assumed any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us.

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may effect this opinion, we do not have any obligation to update, revise or reaffirm this opinion.
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     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for the Company in the past and has been compensated for such services.

     Based upon and subject to the foregoing and such other factors as we deem relevant, we are of the opinion that, as of the date hereof, the consideration offered to the holders of Common Stock in the Markel Offer is inadequate, from a financial point of view, to such shareholders (other than Parent and Purchaser).

     This opinion is for the use and benefit of the Board of Directors of the Company. This opinion is not intended to be and does not constitute a recommendation to any shareholder of the Company as to whether to accept the consideration offered to such shareholders in the Markel Offer.

                                          Sincerely,

                                          DONALDSON, LUFKIN & JENRETTE
                                            SECURITIES CORPORATION

                                          By: /s/    DAVID M. PLATTER
                                             -----------------------------------
                                             Name:   David M. Platter
                                             Title:  Managing Director